Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its First Quarter Ended March 31, 2026 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — April 30, 2026 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2026, and the declaration of a cash dividend.

For the first quarter ended March 31, 2026, revenue increased 5.0% to $1,421.5 million, compared to $1,353.2 million for the same quarter, prior year. Income from operations was $98.4 million for the first quarter ended March 31, 2026, compared to $112.7 million for the same quarter, prior year. Net income was $63.8 million for the first quarter ended March 31, 2026, compared to $74.7 million for the same quarter, prior year. Adjusted EBITDA was $141.6 million for the first quarter ended March 31, 2026, compared to $151.4 million for the same quarter, prior year. Earnings per common share was $0.35 for the first quarter ended March 31, 2026, compared to $0.44 for the same quarter, prior year. Adjusted earnings per common share was $0.36 for the first quarter ended March 31, 2026, compared to $0.44 for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VI of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table VII of this release.

On March 2, 2026, the Company entered into an agreement and plan of merger with wholly owned subsidiaries of WCAS XIV, L.P., an investment fund affiliated with Welsh, Carson, Anderson & Stowe and a member of a consortium led by Robert A. Ortenzio, our Executive Chairman, Co-Founder and Director and Martin F. Jackson, our Senior Executive Vice President of Strategic Finance and Operations, pursuant to which, subject to the terms and conditions of the merger agreement, a wholly-owned subsidiary of the buyer will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of the buyer (the “Merger”). Upon completion of the Merger, each issued and outstanding share of Company common stock (subject to certain exceptions) will be converted into the right to receive $16.50 per share in cash, without interest. Immediately prior to the Merger, each share of common stock that is subject to forfeiture conditions (other than any Rollover Shares as defined in the merger agreement) will vest in full and be treated the same as all other shares of common stock.

The completion of the Merger is subject to the receipt of required regulatory approvals, including certain healthcare regulatory approvals, the approval of the Company’s stockholders (including the approval of a majority of shares not held by the buyer group or their affiliates), and other customary closing conditions. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on April 27, 2026. The merger agreement does not contain any financing condition. The Company currently expects to complete the Merger in the middle of 2026, although there can be no assurance that the Merger will occur in accordance with the expected plans or anticipated timeline, or at all. If the Merger is consummated, the shares of common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation clinics in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, and the outpatient rehabilitation segment. As of March 31, 2026, Select Medical operated 103 critical illness recovery hospitals in 28 states, 41 rehabilitation hospitals in 15 states, and 1,912 outpatient rehabilitation clinics in 37 states and the District of Columbia. At March 31, 2026, Select Medical had operations in 38 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the first quarter ended March 31, 2026, revenue for the critical illness recovery hospital segment increased 0.3% to $638.8 million, compared to $637.0 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment was $73.4 million for the first quarter ended March 31, 2026, compared to $86.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 11.5% for the first quarter ended March 31, 2026, compared to 13.6% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table V of this release for the first quarters ended March 31, 2026 and 2025.

Rehabilitation Hospital Segment

For the first quarter ended March 31, 2026, revenue for the rehabilitation hospital segment increased 14.5% to $351.9 million, compared to $307.4 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 15.1% to $81.1 million for the first quarter ended March 31, 2026, compared to $70.4 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 23.0% for the first quarter ended March 31, 2026, compared to 22.9% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table V of this release for the first quarters ended March 31, 2026 and 2025.

Outpatient Rehabilitation Segment

For the first quarter ended March 31, 2026, revenue for the outpatient rehabilitation segment increased 4.5% to $321.3 million, compared to $307.3 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $22.0 million for the first quarter ended March 31, 2026, compared to $24.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 6.8% for the first quarter ended March 31, 2026, compared to 7.9% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table V of this release for the first quarters ended March 31, 2026 and 2025.

Dividend

On April 29, 2026, Select Medical’s Board of Directors declared a cash dividend of $0.0625 per share. The dividend will be payable on or about May 28, 2026, to stockholders of record as of the close of business on May 14, 2026.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s Board of Directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s Board of Directors may deem to be relevant.

Business Outlook

Select Medical is maintaining its 2026 business outlook, which was provided most recently in its February 19, 2026 press release. For fiscal year 2026, Select Medical expects revenue to be in the range of $5.6 billion to $5.8 billion, Adjusted EBITDA to be in the range of $520.0 million to $540.0 million, and fully diluted earnings per share to be in the range of $1.22 to $1.32. Reconciliations of full year 2026 Adjusted EBITDA expectations to net income, is presented in table VIII of this release.

Conference Call

Select Medical will host a conference call regarding its first quarter results and its business outlook on Friday, May 1, 2026, at 9:00am ET. The conference call will be a live webcast and can be accessed at Select Medical Holdings Corporation’s website at www.selectmedicalholdings.com. A replay of the webcast will be available shortly after the call through the same link.

For listeners wishing to dial-in via telephone, or participate in the question and answer session, you may pre-register for the call at Select Medical Earnings Call Registration to obtain your dial-in number and unique passcode.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical’s 2026 business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	adverse economic conditions including an inflationary environment, and changes to United States tariff and import/export regulations, could cause us to continue to experience increases in the prices of labor and other costs of doing business resulting in a negative impact on our business, operating results, cash flows, and financial condition;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, and/or the inability to attract or retain qualified healthcare professionals could limit our ability to staff our facilities;

•	shortages in qualified health professionals could cause us to increase our dependence on contract labor, increase our efforts to recruit and train new employees, and expand upon our initiatives to retain existing staff, which could increase our operating costs significantly;

•	the negative impact of public threats such as a global pandemic or widespread outbreak of an infectious disease similar to the COVID-19 pandemic;

•	political instability, conflicts (such as the ongoing war between Russia and Ukraine, conflicts in the Middle East, tensions between China and Taiwan, and recent U.S. military action in Venezuela), and government shutdowns, civil disturbances, and international events;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	the proposed Merger, including the ability of the parties to consummate the proposed Merger, if at all, on the anticipated terms and timing, including obtaining the stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the proposed Merger;

•	potential payment of the termination fees under specified circumstances if the Merger Agreement is terminated;

•	the outcome of any current or potential litigation against us, and members of our Board of Directors relating to the proposed Merger;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2025.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Robert S. Kido

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2025 and 2026

(In thousands, except per share amounts, unaudited)

	2025	2026	% Change
Revenue	$1,353,172	$1,421,476	5.0%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,172,611	1,246,008	6.3
General and administrative	33,008	39,384	19.3
Depreciation and amortization	34,808	37,666	8.2
Total costs and expenses	1,240,427	1,323,058	6.7
Income from operations	112,745	98,418	(12.7)
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	12,512	12,011	(4.0)
Interest expense	(29,072)	(28,336)	(2.5)
Income before income taxes	96,185	82,093	(14.7)
Income tax expense	21,453	18,318	(14.6)
Net income	74,732	63,775	(14.7)
Less: Net income attributable to non-controlling interests	18,051	19,780	9.6
Net income attributable to Select Medical	$56,681	$43,995	(22.4)%
Basic and diluted earnings per common share:(1)	$0.44	$0.35

(1)            Refer to table II for calculation of earnings per common share.

II. Earnings per Share

For the Three Months Ended March 31, 2025 and 2026

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three months ended March 31, 2025 and 2026:

	Basic and Diluted EPS
	Three Months Ended March 31,
	2025	2026
Net income	$74,732	$63,775
Less: net income attributable to non-controlling interests	18,051	19,780
Net income attributable to Select Medical’s common stockholders	56,681	43,995
Less: distributed and undistributed net income attributable to participating securities	1,145	1,191
Distributed and undistributed net income attributable to common shares	$55,536	$42,804

The following tables set forth the computation of EPS under the two-class method for the three months ended March 31, 2025 and 2026:

	Three Months Ended March 31,
	2025			2026
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$55,536	126,205	$0.44	$42,804	120,661	$0.35
Participating securities	1,145	2,602	$0.44	1,191	3,356	$0.35
Total	$56,681			$43,995

(1)            Represents the weighted average share count outstanding during the period.

III. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2025	March 31, 2026
Assets
Current Assets:
Cash and cash equivalents	$26,523	$25,683
Accounts receivable	864,207	949,480
Other current assets	134,551	136,934
Total Current Assets	1,025,281	1,112,097
Operating lease right-of-use assets	957,904	1,042,220
Property and equipment, net	992,314	997,409
Goodwill	2,360,902	2,378,179
Identifiable intangible assets, net	100,800	99,864
Other assets	414,388	412,314
Total Assets	$5,851,589	$6,042,083
Liabilities and Equity
Current Liabilities:
Payables and accruals	$771,872	$765,731
Current operating lease liabilities	188,405	179,449
Current portion of long-term debt and notes payable	24,217	25,185
Total Current Liabilities	984,494	970,365
Non-current operating lease liabilities	835,362	931,195
Long-term debt, net of current portion	1,803,979	1,835,523
Non-current deferred tax liability	112,157	117,862
Other non-current liabilities	79,858	81,197
Total Liabilities	3,815,850	3,936,142
Redeemable non-controlling interests	18,808	20,967
Total equity	2,016,931	2,084,974
Total Liabilities and Equity	$5,851,589	$6,042,083

IV. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2025 and 2026

(In thousands, unaudited)

	2025	2026
Operating activities
Net income	$74,732	$63,775
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Distributions from unconsolidated subsidiaries	20,145	14,043
Depreciation and amortization	34,808	37,666
Provision for expected credit losses	2,283	1,098
Equity in earnings of unconsolidated subsidiaries	(12,512)	(12,011)
(Gain) loss on sale or disposal of assets	(23)	48
Stock compensation expense	3,892	4,638
Amortization of debt discount and issuance costs	783	778
Deferred income taxes	(5,655)	6,336
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(89,083)	(86,370)
Other current assets	(12,230)	(10,563)
Other assets	2,127	5,092
Accounts payable and accrued expenses	(22,724)	13,330
Net cash provided by (used in) operating activities	(3,457)	37,860
Investing activities
Business combinations, net of cash acquired	—	31
Purchases of property and equipment	(52,339)	(58,898)
Proceeds from sales of assets and business	24	2,212
Net cash used in investing activities	(52,315)	(56,655)
Financing activities
Borrowings on revolving facilities	405,000	250,000
Payments on revolving facilities	(330,000)	(225,000)
Payments on term loans	(2,625)	(2,625)
Borrowings of other debt	16,015	19,369
Principal payments on other debt	(7,729)	(9,903)
Dividends paid to common stockholders	(8,060)	(7,751)
Repurchases of common stock	(11,389)	—
Increase (decrease) in overdrafts	(5,120)	2,643
Proceeds from issuance of non-controlling interests	7,944	5,948
Distributions to and purchases of non-controlling interests	(14,745)	(14,726)
Net cash provided by financing activities	49,291	17,955
Net decrease in cash and cash equivalents	(6,481)	(840)
Cash and cash equivalents at beginning of period	59,694	26,523
Cash and cash equivalents at end of period	$53,213	$25,683
Supplemental information
Cash paid for interest	$23,772	$17,554
Cash paid for taxes	1,472	3,908

V. Key Statistics

For the Three Months Ended March 31, 2025, and 2026

(unaudited)

	2025	2026	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	104	103
Revenue (,000)	$637,030	$638,776	0.3%
Number of patient days(b)(c)	291,324	284,936	(2.2)%
Number of admissions(b)(d)	9,351	9,449	1.0%
Revenue per patient day(b)(e)	$2,179	$2,234	2.5%
Occupancy rate(b)(f)	73%	72%	(1.4)%
Adjusted EBITDA (,000)	$86,649	$73,433	(15.3)%
Adjusted EBITDA margin	13.6%	11.5%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	35	41
Revenue (,000)	$307,388	$351,942	14.5%
Number of patient days(b)(c)	122,822	138,133	12.5%
Number of admissions(b)(d)	8,848	9,999	13.0%
Revenue per patient day(b)(e)	$2,234	$2,296	2.8%
Occupancy rate(b)(f)	82%	83%	1.2%
Adjusted EBITDA (,000)	$70,424	$81,078	15.1%
Adjusted EBITDA margin	22.9%	23.0%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,911	1,912
Working days(g)	63	63
Revenue (,000)	$307,342	$321,300	4.5%
Number of visits(b)(h)	2,709,964	2,831,858	4.5%
Revenue per visit(b)(i)	$102	$102	0.0%
Adjusted EBITDA (,000)	$24,273	$21,984	(9.4)%
Adjusted EBITDA margin	7.9%	6.8%

(a)	Includes managed locations.

(b)	Excludes managed locations.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits.

VI. Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2025 and 2026

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, take private transaction costs, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended March 31,
	2025	2026
Net income	$74,732	$63,775
Income tax expense	21,453	18,318
Interest expense	29,072	28,336
Equity in earnings of unconsolidated subsidiaries	(12,512)	(12,011)
Income from operations	112,745	98,418
Stock compensation expense:
Included in general and administrative	3,108	3,609
Included in cost of services	784	1,029
Depreciation and amortization	34,808	37,666
Take private transaction costs	—	846
Adjusted EBITDA	$151,445	$141,568

Critical illness recovery hospital	$86,649	$73,433
Rehabilitation hospital	70,424	81,078
Outpatient rehabilitation	24,273	21,984
Other(a)	(29,901)	(34,927)
Adjusted EBITDA	$151,445	$141,568

(a)	Other primarily includes general and administrative costs.

VII. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Three Months Ended March 31, 2025 and 2026

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP. Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of Select Medical’s ongoing operations and provide better comparability of its results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income, attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis.

	Three Months Ended March 31,
	2025	Per Share(a)	2026	Per Share(a)
Net income attributable to common shares(a)	$55,536	$0.44	$42,804	$0.35
Adjustments:(b)
Take private transaction costs, net of tax	—	—	646	0.01
Adjusted net income attributable to common shares	$55,536	$0.44	$43,450	$0.36

(a)	Net income attributable to common shares and earnings per common share are calculated based on the diluted weighted average common shares outstanding, as presented in table II.

(b)	Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding. The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefit.

VIII. Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2026

(In millions, unaudited)

The following is a reconciliation of full year 2026 Adjusted EBITDA as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table VI for the definition of Adjusted EBITDA and discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance. Each item presented in the below table is an estimation of full year 2026 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$152	$164
Net income attributable to non-controlling interests	76	80
Net income	228	244
Income tax expense	64	69
Interest expense	118	118
Equity in earnings of unconsolidated subsidiaries	(57)	(58)
Income from operations	353	373
Stock compensation expense	21	21
Depreciation and amortization	146	146
Adjusted EBITDA	$520	$540